EXHIBIT 4.35

0% OID PROMISSORY NOTE

Principal Amount $93,500.00 Purchase Price $85,000.00	Scottsdale, Arizona July 3, 2020

FOR VALUE RECEIVED, the undersigned, Cool Technologies Inc, a corporation registered in the state of Nevada (“Borrower”) having a principal place of business at 8875 Hidden River Parkway, Suite 300, Tampa, FL, 33637 hereby promises to pay to the order of 3&1 Capital Partners LLC, a limited liability company registered in the state of Minnesota having a principal place of business at 16211 N Scottsdale Rd, Suite A6A-266, Scottsdale, AZ 85254 (“Lender”), the Principal Amount of Ninety-Three Thousand Five Hundred Dollars ($93,500.00). The purchase price for this Note shall be $85,000.00 (the “Purchase Price”), computed as follows: $93,500.00 original principal balance, less the OID of $8,500.

1.

The Note shall have an interest rate of zero percent (0%) annually. However, upon the occurrence of an Event of Default (as defined below), the Outstanding Balance of this Note shall bear interest at the lesser of the rate of eighteen percent (18%) per annum or the maximum rate permitted by applicable law, compounding daily and calculated on the basis of a 360-day year, from the date the applicable Event of Default occurred until paid.

2.

Borrower promises to pay the Principal Amount of $93,500.00 to Lender on or before the 30th day of from the document date, when the entire unpaid principal shall be due and payable in full. Payments or other credits are posted to the account when made or received. Payments are not credited until received. Payments received after 5:00 p.m. on any day may be considered as payment on the following business day.

3.	Borrower may, at any time, pre-pay this Note, in whole or in part, with such prepayment to a reduction in principal of this Note.

4.

Upon the occurrence of a default in the obligations under this Note, the Lender of this Note shall have the option without notice of declaring the principal balance hereof and the interest accrued thereunder immediately due and payable.

5.	This Note is unsecured.

6.

Should the indebtedness represented by this Note not be paid at maturity or any part thereof be collected at law or in equity or through any bankruptcy (including without limitation any action for relief from the automatic stay, or any bankruptcy proceeding whether or not Lender prevails therein) receivership, probate or other court proceedings or by any judicial or non-judicial foreclosure proceeding or if this Note is placed in the hands of attorneys for collection after default, the Borrower or successors and assigns of this Note jointly and severally agree to pay on demand, in addition to the principal and fee due and payable hereon, reasonable attorneys’ fees and collection costs and expenses.

7.

Borrower and any and all guarantors and sureties, or successors and assigns, of this Note and all other persons liable or to become liable on this Note severally waive presentment for payment, demand, notice of demand and of dishonor and nonpayment of this Note, notice of intention to accelerate the maturity of this Note, protest and notice of protest, diligence in collecting and bringing of suit against any other party and agree to all renewals, extensions, modifications, partial payments, releases or substitutions of security in whole or in part, with or without notice before or after maturity. The pleading of any statute of limitations as a defense to any demand against the makers, guarantors and sureties is expressly waived by each and all such parties to the extent permitted by law.

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8.	This Note may not be changed orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

9.

This Note shall be construed and enforced in accordance with the laws of the State of Arizona and shall be binding upon the successors and assigns of Borrower and inure to the benefit of Lender, its successors, endorsees, and assigns.

AT THE OPTION OF THE LENDER, THIS NOTE MAY BE ENFORCED IN ANY FEDERAL COURT OR ARIZONA STATE COURT SITTING IN MARICOPA, ARIZONA; AND THE BORROWER CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY LEGAL THEORY BASED ON, ARISING FROM, OR RELATED TO THIS NOTE AND ANY OTHER DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, THE LENDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

THE BORROWER AND THE LENDER EACH IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BASED ON, ARISING FROM, OR RELATED TO THIS NOTE AND ANY OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

/s/ Tim Hassett	7/3/2020
Authorized Signatory	Date
Cool Technologies Inc

/s/ Brian Mosbey	7/3/2020
Authorized Signatory	Date
3&1 Capital Partners LLC

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